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Exhibit 21.1

List of Subsidiaries of Jazz Semiconductor, Inc.

Newport Fab, LLC, a Delaware limited liability company
Jazz IT Holding, LLC a Delaware limited liability company
Jazz/Hua Hong, LLC, a Delaware limited liability company
Jazz Semiconductor (UK) Limited, a private limited company organized under the laws of the United Kingdom

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  Exhibit 21.1
List of Subsidiaries of Jazz Semiconductor, Inc.